EXHIBIT 10.12
LaSalle Investment Management
Long-Term Incentive Compensation Plan
(As Amended and Restated and Effective as of January 1, 2013)

I. Objectives

The LaSalle Investment Management Long-Term Incentive Compensation Plan (the “Plan”) is designed to provide a financial incentive to selected executives and key contributors (the “Participants”) of LaSalle Investment Management (“LaSalle”) that will:

(a)	Align their interests with those of the shareholders of Jones Lang LaSalle Incorporated (the “Company”);

(b)	Provide an incentive to grow both LaSalle’s (1) core advisory revenues and margins and (2) its incentive fee revenues and margins;

(c)	Encourage collaboration across all segments and employees to ensure delivery of superior performance and excellence in client service; and

(d)	Provide a retention vehicle to promote continued employment with LaSalle by its key contributors.

The Plan represents an amendment and restatement in its entirety of the previous long-term plan for selected LaSalle employees that was effective through the end of calendar year 2012.

II. General Plan Provisions

Eligibility:
All professional staff members of LaSalle are eligible to participate in the Plan. No individual will have an automatic right to participate in the Plan.

A total of 200 points (each a “Point”) will be available each year for distribution under the Plan. Each Point will represent 1/200th (.50%) of the Annual Pool.

Points Available and Plan Funding:
The Plan will be funded each calendar year by the sum of 15% of the gross incentive fees earned by LaSalle, plus 5% of LaSalle’s global pre-bonus EBITDA (net of incentive fees), both from the prior year (the “Annual Pool”). The Annual Pool, as funded by the global pre-bonus EBITDA, will be reduced to the extent necessary to ensure that the ratio of LaSalle’s total compensation to total revenue does not exceed 60% for any given year. This ratio will be calculated using the gross LTIP award in the year earned and not the GAAP amortization expense reflected in LaSalle’s financial statements.

Award Determination and Point Valuation:
Prior to the time that annual bonus payments are awarded for the prior year (on or about March 31 of each year), the Chief Operating Officer of LaSalle (the “LaSalle COO”) will recommend to the Chief Executive Officer of the Company (the “Company CEO”) a list of LaSalle employees, including the LaSalle Chief Executive Officer (the “LaSalle CEO”) for participation in the Plan for that year. Once approved by the Company CEO, the LaSalle COO will confirm participation levels to eligible employees in writing (an “Award”) at or about the same time as the payment of the annual bonus for the prior year. All Participants must be employed by LaSalle or the Company on the Award date in order to receive an Award.

A specified number of points (“Permanent Points”) will be allocated to senior employees of LaSalle (“Senior Participants”), which amounts will be consistently granted to each Senior Participant each year, but which can be withheld for any given year at the discretion of the LaSalle CEO and COO, acting jointly, or the Company CEO.

 The balance of the points (“Annual Points”) may be allocated on an annual basis to:

1. employees of LaSalle who are not Senior Participants whose contributions during any given year rise to the level deserving of an award as determined by the LaSalle COO;

2. current employees who are selected to become Senior Participants given the strength of their contributions to the growth of LaSalle;

3. new hires who become Senior Participants; or

4. increase point allocations to one or more individuals who are Senior Participants, as appropriate, based on the value of the ongoing contribution made by the respective individuals.

Awards will be determined on a calendar year basis, according to (i) the delivery of superior investment performance and excellence in client service; (ii) improvement of LaSalle’s margin, profits, and/or productivity; (iii) long-term potential for advancing LaSalle business strategy; and (iv) relevant market factors. Each Participant will receive an Award for a specified number of points.

Form of Awards:
Awards may be made in a combination of cash (“Cash Awards”) and restricted stock units (“RSU Awards”), as may be determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”) each year. The Committee reserves the right to pay less than 50% in RSU Awards provided that not more than 50% will be paid in RSU Awards. RSU Awards will otherwise be subject to the terms of the Company’s Stock Award and Incentive Plan, as amended from time to time (the “SAIP”) and the terms set forth in their relevant award agreements.

Vesting:
Participants must be employed by LaSalle or the Company to receive an Award, as well as payment for any unvested Cash Awards or RSU Awards, subject to the provisions below and the terms of the SAIP. Cash Awards and RSU Awards will vest in four equal annual installments starting on the one-year anniversary from the date of the Award.

Dividend Equivalents:
The Board of Directors may, in its discretion, grant dividend equivalents to employees who were granted RSU Awards. Dividend equivalents are the right to receive cash, common stock, or other property equal in value to the amount of dividends paid with respect to the Company’s common stock. RSU Awards do not otherwise have voting rights or a legal right to receive dividends until vested.

Termination:
Except as set forth below under “Voluntary Termination due to ‘Rule of 65’ Retirement”, “Involuntary Termination due to Death/Disability”, or “Involuntary Termination Without Cause,” Participants forfeit unvested Cash Awards and RSU Awards if they voluntarily terminate employment with LaSalle or the Company, or are terminated by LaSalle or the Company for Cause. For purposes of the Plan, “Cause” means failure to perform the Participant’s job responsibilities in good faith, documented poor performance, falsification of LaSalle or Company records, theft, failure to cooperate with an investigation, conviction of any crime against LaSalle or the Company, any of LaSalle’s or the Company’s subsidiaries or any of their employees, or a documented violation of the Company’s Code of Business Ethics. Participants do not retain any residual rights to receive new Awards beyond the date of their retirement, death or disability.

Involuntary Termination Without Cause:	Involuntary termination by LaSalle or the Company without Cause will not impact vesting and any unvested Points will continue to vest in accordance with the terms hereof.

Change in Control:
All unvested Cash Awards and RSU Awards become 100% vested if (i) there is a Change in Control as defined in the SAIP and as determined by the Committee and (ii) the Participant is terminated without Cause within [x] [months/years] from the Change of Control.

Voluntary Termination due to “Rule of 65” Retirement:
All unvested Cash Awards and RSU Awards become 100% vested when an employee terminates employment when any of the following conditions have been met: (i) being at least 55 years old and having any combination of age plus years of service to the Company and its affiliates equal to at least 65, or (ii) having reached the statutory retirement age as defined within the country of the employee’s residence or citizenship, as applicable. In addition, as stipulated in the SAIP, the Company may in its discretion impose on a retired employee additional conditions regarding non-competition and non-solicitation of clients and employees in order for the retired employee to realize such benefits.

Involuntary Termination due to Death/Disability:
All unvested cash and RSUs become 100% vested when an employee terminates employment as a result of death or total disability, with distributions made on or about the time that the next quarterly installment vests.

Use of Unallocated and Reallocation of Forfeited Awards
On or before December 31 each year, the Company establishes the total value of forfeited and non-reallocated LaSalle LTIP Awards for all Participants that terminated employment during the current calendar year by (a) multiplying the higher of the grant date price or current value of one share of Company common stock by the total number of RSU Awards forfeited during the year, and (b) adding the total value of cash awards forfeited during the year. The value of forfeited awards will not be reallocated to Participants and will instead be returned to the Company.

Any unallocated points for the current calendar year that remain at that year may be allocated on a discretionary basis to reward current employees who may have previously been selected to participate in the Plan or to new Participants, as recommended by the LaSalle COO and approved by the Company CEO. Forfeited points that were assigned to Senior Participants or Annual Participants during the year may also be reallocated to other employees, as recommended by the LaSalle COO and approved by the Company CEO. Forfeited Points from prior years cannot be reallocated, but will instead be used as indicated in the first paragraph of this section.

Strategic Alignment:
The intent of this long-term incentive program is to ensure there is an appropriate degree of alignment between the Company and LaSalle relative to the achievement of strategic business initiatives. While the Company recognizes that this Plan is necessary given the highly competitive labor market in which it operates, the Company also appreciates that LaSalle's success can materially and favorably effect the overall performance of the Company. LaSalle's success, as supported by this Plan, will benefit employees and shareholders alike.

In turn, both the Company and LaSalle understand that LaSalle must always act in the best interests of its clients, and select service providers that LaSalle believes are the most qualified to meet the needs of its clients. Companies that provide property management and leasing as well as transactional services are among these service providers. In support of the Company's overall mission, LaSalle will endeavor to use affiliated service providers when the qualifications of same are market-leading and conflicts do not exist relative to understandings that may exist with a particular client. An active dialogue will occur between LaSalle and the Company to ensure this desired strategic alignment is honored.

Administration and Interpretation:
The Plan will be administered by or under the discretion of the Committee, subject to the provisions of the Company’s SAIP. The Company’s CEO, in his discretion, shall have the authority to approve eligibility to participate in the Plan and to establish the terms and conditions under which the awards become payable. In addition, the Company shall have the authority to delegate such of its duties and authority under the Plan, including calculation of performance results.

As the Plan is a Variable Compensation Plan contemplated by the Company’s SAIP, Awards under the Plan will be administered as performance based awards under the SAIP. The Plan shall be interpreted by the Committee and such interpretations shall be final.

Term of Plan:
Subject to the terms of the Company’s SAIP, the Plan will be effective for the five year performance period starting January 1, 2013 and ending December 31, 2017. It is anticipated (but not guaranteed) that a subsequent long-term incentive plan would be developed following the expiration of this initial performance period, and such a plan would reflect market competitive compensation practices and business forecasts at that time.

Amendments:
The Plan is intended to continue in its initial form and not be amended during its term, provided, however, the Committee reserves the right to amend the Plan in order to maintain its original objectives at any time during its term. In addition, the Committee may, at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or part. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant under any Award already then previously granted under the Plan.